EXHIBIT 99.1

NEWS RELEASE

Alternative Energy Sources Inc.
310 W. 20th St., Kansas City, MO 64108
(816) 842-3835

Media contact: Susan Pepperdine (913) 262-7414, susan@pepperdinepr.com

ALTERNATIVE ENERGY SOURCES, INC. ENTERS INTO MANAGEMENT SERVICES AGREEMENT

KANSAS CITY, MO, January 14, 2008 - Alternative Energy Sources, Inc. (OTCBB:AENS) (the "Company") announced today that it has entered into a Management Services Agreement with the potential acquiror previously announced.

The Board, following the recommendation of the Special Committee of the Board, approved, and the Company has entered into, a Management Services Agreement (the "Agreement") with the potential acquiror pursuant to which the Company will provide a range of services to the potential acquiror, as outlined in the Agreement, for a fee of $125,000 per month during the term of the Agreement. The Agreement provides the Company incremental cash flow while it works to complete its review of its strategic alternatives through the Special Committee and its financial and legal advisers. The Management Services Agreement is terminable upon written notice by either party.

The Company has not entered into an agreement with the potential acquiror providing for the purchase of the Company. The Company does not intend to provide updates or make any further comment until the outcome of the process is determined or until there are significant developments.

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About AENS: AENS is a development stage company attempting to construct, own and operate fuel-grade ethanol plants. More information can be found on the Company's website at www.aensi.com.

Forward-Looking Statements: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. In this context, forward-looking statements often address strategic plans and alternatives and future operating or financial performance and contain such words as "will," "expect," "plan," "believe," "intend," "seek," or similar words. Forward-looking statements are inherently subject both to known and unknown risks and uncertainties that may cause actual results to be different from those discussed. Such risks include, but are not limited to, the effects and outcomes of strategic evaluations; the results of discussions regarding the possible purchase of the Company; inability to: generate sufficient funds to implement our business plan, adequately maintain generating facilities, secure funds necessary for planned ethanol plant construction and service our debt; changes in commodity pricing, tariffs, taxing and subsidies; environmental risks; and general economic conditions as well as other financial, operational and legal risks and uncertainties detailed from time to time in the Company's SEC filings. We do not undertake any duty to update our forward looking statements.